SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

March 1, 2004

Boston Properties, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	1-13087	04-2473675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. employer Identification No.)

111 Huntington Avenue

Boston, Massachusetts 02199

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code:

(617) 236-3300

ITEM 5.	Other Events

On March 1, 2004, Boston Properties, Inc. (the “Company”) renewed its all-risk property insurance program for the period from March 1, 2004 through March 1, 2005. The property insurance program provides a $640 million per occurrence limit, including coverage for “certified acts of terrorism” as defined by the federal Terrorism Risk Insurance Act (“TRIA”). Additionally, the program provides $615 million of coverage for acts of terrorism other than those “certified” under TRIA. The Company also carries earthquake insurance which covers its San Francisco portfolio with a $120 million per occurrence limit and a $120 million aggregate limit, $20 million of which is provided as a direct insurer by IXP, Inc., the Company’s wholly-owned taxable REIT subsidiary.

On March 1, 2004, the Company repaid the mortgage loan collateralized by its One and Two Reston Overlook properties totaling approximately $65.8 million, together with a prepayment penalty totaling approximately $0.7 million. The mortgage loan bore interest at a fixed rate of 7.45% per annum and was scheduled to mature in August 2004.

On March 10, 2004, the Company repaid the mortgage loans collateralized by its Lockheed Martin and NIMA properties totaling approximately $24.5 million and $20.0 million, respectively, together with prepayment penalties aggregating approximately $5.6 million. The mortgage loans bore interest at fixed rates of 6.61% and 6.51% per annum, respectively, and were scheduled to mature in June 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON PROPERTIES, INC.

Date: March 16, 2004	/s/ Douglas T. Linde
	By:	Douglas T. Linde Chief Financial Officer